Exhibit 10.34

AMENDMENT NO. 2

TO

SOUTHWEST AIRLINES CO. EXCESS BENEFIT PLAN

Pursuant to the authority of the Board of Directors of Southwest Airlines Co., and the provisions of Article X thereof, the Southwest Airlines Co. Excess Benefit Plan is hereby amended, effective as of November 20, 2008, in the following respects only:

Article VI, Section 6.2, is hereby deleted in its entirety.

IN WITNESS WHEREOF, and as conclusive evidence of the adoption of the foregoing instrument comprising Amendment No. 2 to the Southwest Airlines Co. Excess Benefit Plan, the Company has caused these presents to be duly executed in its name and behalf by its proper officer thereunto duly authorized this 16th day of December 2008.

SOUTHWEST AIRLINES CO.

By:	/s/ Gary C. Kelly
Name:	Gary C. Kelly
Its:	Chief Executive Officer

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